FIRST AMENDMENT TO

SUB-ADVISORY AGREEMENT

This First Amendment to the Sub-Advisory Agreement, effective May 1, 2023 (the “Amendment”), is entered into by and among Empower Capital Management, LLC (formerly Great-West Capital Management, LLC), a Colorado limited liability company registered as an investment adviser under the Investment Advisers Act of 1940 (the “Adviser”), J.P. Morgan Investment Management Inc., a Delaware corporation (the “Sub-Adviser”), and Empower Funds, Inc. (formerly Great-West Funds, Inc.), a Maryland corporation registered under the Investment Advisers Act of 1940, on behalf of the Empower Large Cap Growth Fund (formerly Great-West Large Cap Growth Fund) (the “Fund”).

WHEREAS, the Adviser, Sub-Adviser and Empower Funds are parties to the Sub-Advisory Agreement, dated December 5, 2013, as amended (the “Agreement”); and

WHEREAS, the Adviser, Sub-Adviser and Empower Funds desire to amend the Agreement, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.

All references to Great-West Capital Management, LLC, Great-West Funds, Inc. and Great-West Multi-Manager Large Cap Growth Fund are changed to Empower Capital Management, LLC, Empower Funds, Inc. and Empower Large Cap Growth Fund, respectively.

2.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

3.	Any capitalized term used herein but not defined herein shall have the meaning provided for such term in the Agreement.

4.	In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

5.	This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

6.	Except as amended by this Amendment, all other provisions of the Agreement shall remain in full force and effect.

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Empower Funds – JPMorgan 1st Amendment to 2013 Sub-Advisory Agreement

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officials duly authorized, as of April 28, 2023 to be effective as of the date above.

EMPOWER CAPITAL MANAGEMENT, LLC

By:	/s/ Jonathan D. Kreider
Name: Jonathan D. Kreider
Title: President & Chief Executive Officer

EMPOWER FUNDS, INC., on behalf of Empower Large Cap Growth Fund

By:	/s/ Kelly B. New
Name: Kelly B. New
Title: Treasurer

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Jessica Badillo
Name: Jessica Badillo
Title: Vice President

Empower Funds – JPMorgan 1st Amendment to 2013 Sub-Advisory Agreement

SCHEDULE A

FEE SCHEDULE

Effective May 1, 2023

For the services to be provided to the Fund pursuant to this Agreement, the Adviser shall calculate and pay the Sub-Adviser an annual fee calculated as follows:

0.40% on the first $100 million of Fund Account assets, 0.30% on the next $100 million of Fund Account assets and 0.20% on all Fund Account assets over $200 million.

The fee shall be calculated and paid monthly in arrears based on the average daily market value of the investments in the Fund Account. Payment will be made on or about the 15th day of each month.

The Adviser will send the Sub-Adviser a statement showing its calculation of each month’s payment.

Fees shall be prorated on a daily basis when the Fund Account is managed by the Sub-Adviser for a portion of any month.

The Fund Account is comprised of all funds and assets, including cash, cash accruals, additions, substitutions and alterations which are allocated to the Sub-Adviser.

Except for the management fee described herein, no other compensation or fees shall be payable to the Sub-Adviser hereunder.

Empower Funds – JPMorgan 1st Amendment to 2013 Sub-Advisory Agreement